EXHIBIT 99.1

                            [Monsanto Company logo]
                                                       MONSANTO COMPANY
                                                       800 NORTH LINDBERGH BLVD
                                                       ST. LOUIS, MISSOURI 63167


RELEASE    Immediately

CONTACT    For Media:      Lori Fisher  (314-694-8535)
           For Analysts:   Scarlett Lee Foster  (314-694-8148)
                           Matthew Harbaugh  (314-694-7867)


HUGH GRANT IS ELECTED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF MONSANTO COMPANY

     ST. LOUIS (May 29, 2003) - Monsanto Company (NYSE: MON) announced today that its board of directors has elected Hugh Grant, 45, as president and chief executive officer (CEO) of the company, effective immediately. In addition, he was elected to the company's board of directors. Grant, a 22-year veteran of Monsanto, served as the company's chief operating officer for the past three years.
     In making the announcement, Monsanto Chairman Frank AtLee said, "Hugh Grant has been an integral part of Monsanto's strategic transition from a chemistry-based company to a company based largely on seeds and biotechnology traits. Hugh's strong operational background, coupled with his keen knowledge of the business and his ability to earn the trust of a wide range of stakeholders in challenging situations, made him the board's choice to lead Monsanto going forward."
     "We're at an important crossroads for our business," Grant said. "Agricultural biotechnology and genomics have great potential, and Monsanto remains at the forefront of these technologies. However, we will continue to balance this longer-term potential by maintaining our cautiously optimistic approach as we focus on delivering near-term results.
     "We are continually looking for ways to create longer-term value for our shareowners, our customers, and our employees," Grant said. "The next three-to-five years are especially important to our company as we continue on our journey of becoming the high-tech solutions provider to farmers, agricultural retailers and distributors, grain handlers, food processors, food companies, and all those interested in agriculture around the globe."
     AtLee said the selection of Grant as Monsanto's president and CEO followed a five-month search conducted by the global executive search firm Spencer Stuart. "We were in the fortunate position of having a highly qualified candidate within the company," AtLee said. "Even so, the board of directors agreed that we had the responsibility to interview external candidates. Several excellent and qualified candidates were identified.

                                     -more-

     "But in the end, our conclusion is that Hugh Grant is extremely qualified and the best person for this job. He has done an exceptional job of building trust internally and externally during a challenging period for Monsanto," AtLee said. AtLee, who served as interim president and CEO since December, will continue to serve as chairman of the board of the company.
     The company also reconfirmed its full-year 2003 earnings per share (EPS) guidance in the range of $1.25 to $1.40, and its second-quarter 2003 EPS guidance in the range of $0.91 to $1.05. The full-year EPS guidance excludes a 5-cent per share cumulative effect of adopting the asset retirement obligations accounting standard.
     Management also reiterated its expectation of generating free cash flow in 2003 in the range of $350 million to $400 million. Management anticipates cash from operating activities will be in the range of $530 million to $560 million, and that cash used in investing activities will be in the range of $160 million to $180 million. For a reconciliation of projected free cash flow for 2003, see the company's first-quarter 2003 financial results news release issued April 30, 2003.
     AtLee and Grant will host a brief conference call at 8 a.m. central (9 a.m. eastern) tomorrow, Friday, May 30, to introduce Grant as Monsanto's CEO. Those interested in hearing the call may visit the company's web site at www.monsanto.com and click on "Investors." Visitors may need to download Windows Media Player(TM) prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto web site for two weeks.
     Monsanto Company a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.


                                      -oOo-



Certain statements contained in this release, such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans and other non-historical facts are "forward-looking statements." These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company's Roundup herbicide; the accuracy of the company's estimates and projections, for example, those with respect to product returns and grower use of our products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company's research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company's ability to continue to manage its costs; the company's ability to successfully market new and existing products in new and existing domestic and international markets; the company's ability to obtain payment for the products that it sells; the company's ability to achieve and maintain protection for its intellectual property; the effects of the company's accounting policies and changes in generally accepted accounting principles; the company's exposure to lawsuits and other liabilities and contingencies, including those related to intellectual property, regulatory compliance (including seed quality), environmental contamination and antitrust; the company's ability to fund its short-term financing needs; general economic and business conditions; political and economic conditions due to threat of future terrorist activity and related military action; and other risks and factors detailed in the company's filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.